Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Vistance Networks, Inc. (“Vistance” or “the Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (the “common stock”). As of February 12, 2026, 225,462,013 shares of our common stock were issued and outstanding.

The following description summarizes the material terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our common stock, you should refer to our Second Amended and Restated Certificate of Incorporation (as may be amended from time to time, our “Certificate of Incorporation”) and our Seventh Amended and Restated Bylaws (as may be amended from time to time, our “Bylaws”), which have been filed with SEC as exhibits to our Annual Report on Form 10-K to which this description is an exhibit.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights, which means that holders of a majority of the outstanding shares of Common Stock will be able to elect all of the directors, and holders of less than a majority of such shares will be unable to elect any director. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock created by the Board of Directors from time to time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments.

As a holding company, our ability to pay dividends is subject to our subsidiaries’ ability to make distributions to us. Further, any credit agreements or indentures governing the terms of any indebtedness we may incur may impose restrictions on our ability to declare dividends on our Common Stock.

The holders of Common Stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of any outstanding shares of Preferred Stock, if any.

Subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors under specified circumstances, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by a Board resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Among other things, our Certificate of Incorporation and Bylaws will:

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authorize shares of common stock, which, to the extent unissued, will be available for future issuance without additional stockholder approval and, under some circumstances, we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid;

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authorize the issuance of blank check preferred stock that our Board of Directors could, without further stockholder authorization, issue to increase the number of outstanding shares, issue with super voting, special approval, dividend or other rights or preferences and otherwise issue to discourage a takeover attempt;

•	prohibit our stockholders from calling a special meeting of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the Board of Directors is expressly authorized to adopt, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	require a stockholder’s notice proposing to nominate a person for election as director to include specific information about the nominating stockholder and the proposed nominee;

•	require a stockholder’s notice relating to the conduct of business (other than the nomination of directors) to contain specific information about the business and the proposing stockholder;

•	grant to the Board of Directors the sole power to set the number of directors and to fill any vacancy on the Board; and

•	require the approval of holders of at least three-quarters of the outstanding shares of common stock to amend the bylaws and certain provisions of the certificate of incorporation.

The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control and could also affect the price that some investors are willing to pay for our common stock. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and encourage persons seeking to acquire control of our company to first consult with our Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

Subject to certain exceptions, Section 203 of the DGCL prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In our Certificate of Incorporation, we intend to elect not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.